Exhibit 10.1

Execution Version

LOAN AGREEMENT

Between

ANATOLIA ENERGY LIMITED

as the Borrower,

and

URANIUM RESOURCES, INC.

as the Lender

Dated as of 22 June 2015

i

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

		Page

10.12	Survival of Representations and Warranties	38
10.13	Entire Agreement	38
10.14	Code of Banking Practice	38

iii

LOAN AGREEMENT

This LOAN AGREEMENT (this “Agreement”) dated as of 22 June 2015 (the “Closing Date”) is by and between ANATOLIA ENERGY LIMITED, an Australian public company, as the borrower (the “Borrower”) and URANIUM RESOURCES, INC., a corporation organized and existing under the laws of the State of Delaware, as the lender (together with its successors and assigns, the “Lender”).

Recitals

A.            The Borrower desires to borrow, and the Lender is prepared to lend to the Borrower, up to Two Million Australian Dollars (A$2,000,000) as a loan to be advanced in two equal tranches (individually and collectively referred to as the “Loan”), subject to the terms and conditions set forth herein.  The Borrower shall use the proceeds of each tranche of the Loan in accordance with the use of proceeds described herein.

B.            This Agreement and all amounts due hereunder will be secured by the Borrower’s shares in Anatolia Uranium Pty Ltd as further described herein and in the Specific Security Deed.

C.            The Loan shall be a convertible loan that may, at the option of the Lender, be converted into Shares, all on the terms and conditions set forth herein.  Prior to the Conversion Effective Date, the Loan is not convertible into Shares.

D.            The Borrower and the Lender desire hereby to provide for the Loan and the collateral security therefor on the terms and conditions set forth herein.

Agreement

NOW, THEREFORE, in consideration of the following mutual covenants and agreements, the parties hereby agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS AND ACCOUNTING PRINCIPLES

1.1          Certain Defined Terms.  As used in this Agreement and unless otherwise expressly indicated, the following terms shall have the following meanings:

“Accounting Standards” means the accounting standards made or in force under the Corporations Act 2001 (Cth), and if any matter is not covered by those accounting standards, generally accepted Australian accounting principles.

“Affiliate” means, with respect to a Person, (i) any partner, director, ten percent (10%) or more shareholder, manager, member, managing agent, director, officer or employee of that Person or that Person’s Affiliates; and (ii) any other Person (A) that directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, that Person; (B) that directly or indirectly owns or holds (legally or beneficially) ten percent (10%) or more of any class of voting stock or partnership, membership or other voting interest of that Person; or (C) ten percent (10%) or more of the voting stock or partnership, membership or other voting interest of which is directly or indirectly owned or held (legally or beneficially) by that Person.

“Agreement” has the meaning set forth in the Preamble to this Agreement.

“Anatolia Disclosure Letter” has the meaning given in the Scheme Implementation Agreement.

“Anatolia Due Diligence Materials” has the meaning given in the Scheme Implementation Agreement.

“Applicable Interest Rate” means the Interest Rate or the Default Rate, as applicable.

“Bankruptcy Code” means the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

“Bankruptcy Laws” shall mean the Bankruptcy Code or the Australian equivalent and all other Governmental Requirements pertaining or applicable to bankruptcy, insolvency, debtor relief, debtor protection, liquidation, reorganization, winding up, arrangement, receivership, administration, moratorium, assignment for the benefit of creditors or other similar laws applicable in the United States, Australia or other applicable jurisdictions as in effect from time to time.

“Borrower” has the meaning specified in the Preamble to this Agreement.

“Borrower Securities” means securities or instruments granted by the Borrower that confer upon their holder the right (whether conditional or not) to acquire by way of issue one or more Shares or other equity interest in the Borrower, including any options and performance shares.

“Budget” means the detailed budget for the exploration, development, management and operation of the Borrower using the proceeds of the Loan and other available funds, as well as to all other general, administrative and others costs and expenses of the Borrower, as such budget is updated, revised and amended from time to time in accordance with the terms hereof; the current Budget in effect as of the date hereof, which has been approved by the Board of Directors of the Borrower, is attached hereto as Exhibit A.

“Business Day” means a day, other than a Saturday or Sunday or statutory holiday, on which banks in Denver, Colorado are open for business.

“Change of Control” means: (i) the acquisition of the Borrower by another entity by means of any transaction or series of related transactions to which the Borrower and/or its stockholders is party (including, without limitation, any stock acquisition, scheme of arrangement, reorganization, merger or consolidation but excluding any sale of stock by the Borrower for capital-raising purposes) other than a transaction or series of transactions in which the holders of the voting securities of the Borrower outstanding immediately prior to such transaction or series of transactions continue to retain (either by such voting securities remaining outstanding or by such voting securities being converted into voting securities of the surviving entity), as a result of shares in the Borrower held by such holders prior to such transaction, at least 75% of the total voting power represented by the voting securities of the Borrower or such surviving entity outstanding immediately after such transaction or series of transactions; or (ii) a sale, lease, exclusive license or other conveyance of all or substantially all of the assets of the Borrower.  For the avoidance of doubt, a Change of Control includes a change of control that will occur on completion of the Proposed Transaction.

“Closing Date” has the meaning set forth in the Preamble to this Agreement.

“Commitment” means, collectively, the Tranche One Commitment and the Tranche Two Commitment, in the aggregate amount of Two Million Australian Dollars (A$2,000,000).

“Conversion Amount” has the meaning specified in Section 8.2(a).

“Conversion Effective Date” means (i) the date a Change of Control occurs, (ii) if the Shareholder Approval is not received, the date of such related shareholder meeting, and (iii) December 30, 2015.

“Conversion Notice” has the meaning specified in Section 8.2(a).

“Conversion Period” means the period of time beginning on the Conversion Effective Date and ending on the Scheduled Maturity Date.

“Conversion Price” means A$0.08 per Share.

“Conversion Provisions” means the terms and conditions pursuant to which the Lender may elect to exercise its Conversion Rights as provided in Article 8 hereof, and to receive payment in Shares.

“Conversion Rights” has the meaning specified in Section 8.2(a).

“Conversion Shares” has the meaning specified in Section 8.1.

“Corporations Act” means the Corporations Act 2001 (Cth) of Australia.

“Date of Default” has the meaning specified in Section 9.2(a).

“Default” means any Event of Default or any condition or event which, after notice or lapse of time or both, would constitute an Event of Default.

“Default Rate” means the interest rate applicable to the Loan during periods when any amounts payable by the Borrower, whether as principal repayments, interest payments, expenses payments or other amounts, are due and payable but unpaid by the Borrower, which interest rate shall be at a rate per annum equal to the Interest Rate plus six percent (6%).

“Directed Advance” has the meaning specified in Section 3.5.

“Dispute” has the meaning specified in Schedule 10.8.

“Dollars” and the symbol “A$” or the symbol “$” each mean dollars in lawful currency of Australia.

“Environmental Laws” means Governmental Requirements relating to pollution or protection of the environment, including Governmental Requirements relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes which are applicable to the Borrower or any Subsidiary thereof, or the activities of and properties or assets owned, controlled or managed by the Borrower or any Subsidiary thereof.

“Event of Default” has the meaning set forth in Section 9.1.

“Excluded Shareholder” shall have the meaning set forth in the Scheme Implementation Agreement.

“Excluded Taxes” means, with respect to the Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, income or franchise Taxes imposed on (or measured by) the taxable income of the Lender or such recipient, as the case may be, or capital Taxes imposed on (or measured by) the taxable capital of the Lender or such recipient, in each case by the jurisdiction under the applicable law of which such recipient is organized or in which its principal office is located or which exercises valid taxation jurisdiction over such recipient, but for greater certainty, Excluded Taxes do not include withholding taxes imposed on the Lender or any such recipient in respect of payments or deliveries hereunder.

“Expropriation Event” means the appropriation, confiscation, expropriation, cancellation, seizure or nationalization (by Governmental Requirement, intervention, court order, condemnation, exercise of eminent domain or other action or form of taking) of ownership or control of the Borrower or any of its Subsidiaries or of any material project or property or any substantial portion thereof, or any substantial portion of the rights related thereto, or any substantial portion of the economic value thereof, or which prevents or materially interferes with the ability of a Person to own or operate the property or business subject to such action, including by the imposition of any Tax, fee, charge or royalty.

“External Administrator” means an administrator, controller or managing controller (each as defined in the Corporations Act), trustee, provisional liquidator, liquidator or any other person (however described) holding or appointed to an analogous office or acting or purporting to act in an analogous capacity.

“Governmental Authority” means the government of any nation and any state, provincial, territorial, divisional, county, regional, city and other political subdivision thereof, any tribal, aboriginal or native government or corporation, and any union or commonwealth of multiple countries, such as the European Union, in each case in which any property of the Borrower is located or which exercises valid jurisdiction over any such property or the Borrower, or in which the Borrower conducts business or is otherwise present, and any entity, court, arbitrator or board of arbitrators, agency, department, commission, board, bureau, regulatory authority or instrumentality of any of them exercising executive, legislative, judicial, regulatory or administrative functions that exercises jurisdiction over the Borrower or its properties or assets, and any securities exchange or securities regulatory authority to which the Borrower is subject.

“Governmental Requirement” means any law, statute, code, ordinance, treaty, order, rule, regulation, judgment, ruling, decree, injunction, franchise, permit, certificate, license, authorization, approval or other direction or requirement (including Environmental Laws, energy regulations, occupational, safety and health standards or controls, taxation laws and Securities Laws) of any Governmental Authority.

“Indebtedness” means, for any Person, without duplication, all indebtedness and liabilities of such Person determined in accordance with the Accounting Standards.

“Indemnified Party” has the meaning specified in Section 10.5.

“Interest Payment Date” means (i) the first Business Day following each Quarterly Date beginning September 30, 2015 and (ii) the Maturity Date.

“Interest Rate” means twelve percent (12%) per annum.

“Interest Shares” has the meaning specified in Section 3.1(b).

“Lender” has the meaning set forth in the Preamble to this Agreement.

“Lien” means any mortgage, deed of trust, debenture, lien, pledge, charge, security interest, ‘security interest’ as defined in the PPS Law, hypothecation, indenture, preferential right, assignment, option, production payment or other lien, encumbrance or collateral security Instrument in, on or to, any property or asset; or, the title of any vendor, lessor, lender or other secured party to, or interest or title of any Person under, any conditional sale or other title retention agreement, capital lease or other agreement with respect to any property or asset; or, the signing of any mortgage, deed of trust, pledge, charge, security agreement, hypothecation, indenture, assignment or similar instrument, or the signing or filing of a financing statement, personal property security act filing or other similar instrument, which names such Person as debtor, or the signing of any security agreement or other similar instrument authorizing any other party as the secured party thereunder to file any financing statement, personal property security act filing or other similar instrument.  A Person shall be deemed to be the owner of any assets that it has placed in trust for the benefit of the holders of its indebtedness, which indebtedness is deemed to be extinguished under the Accounting Standards but for which such Person remains legally liable, and such trust shall be deemed to be a Lien.

“Liquidation” means:

(a)           a winding up, dissolution, liquidation, provisional liquidation, administration, bankruptcy or other proceeding for which an External Administrator is appointed, or an analogous or equivalent event or proceeding in any jurisdiction; or

(b)           an arrangement, moratorium, assignment or composition with or for the benefit of creditors or any class or group of them.

“Loan” means, individually or collectively, all loans made to the Borrower pursuant to this Agreement up to the full outstanding principal amount owing to the Lender pursuant to this Agreement, in the maximum cumulative amount of up to Two Million Australian Dollars (A$2,000,000), consisting of the Tranche One Commitment and the Tranche Two Commitment, as further described herein.

“Loan Documents” means this Agreement, any Promissory Note, the Specific Security Deed, each draw request, and each other instrument executed by the Borrower, or a Subsidiary of the Borrower, and delivered to the Lender in connection with this Agreement or any of the foregoing instruments, whether or not specifically identified in this clause, as any of the foregoing may be amended, modified, supplemented, extended, revised or restated from time to time in accordance with their respective terms.

“Losses” has the meaning specified in Section 10.5.

“Market Price” means an amount equal to the VWAP for the Shares for the twenty (20) Trading Days immediately preceding any date of determination.

“Material Adverse Effect” means, with respect to any Person, an effect, resulting from any event or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), which:

(a)           is materially adverse to the consolidated business, assets, revenues, financial condition, operations or prospects of such Person; or

(b)           is materially adverse to the ability of such Person to make any payment or perform any other material obligation required under this Agreement or any other Loan Document.

“Maturity Date” means the first to occur of (a) if the Shareholder Approval is not obtained, the date that is four (4) months after the related Borrower shareholder meeting date, or (b) the Scheduled Maturity Date, or (c) the date that is four (4) months after the termination date of the Scheme Implementation Agreement, or (d) any date on which the Loan is accelerated by reason of an Event of Default pursuant to Section 10.2; provided that, with respect to this clause (d), the Lender will not accelerate the Loan due to an Event of Default (other than an Event of Default specified in Sections Section 9.1(e) or (k)) until the date that is four (4) months after the occurrence of such Event of Default.

“Notice of Dispute” has the meaning set forth in Schedule 10.8.

“Obligations” means all duties, covenants, agreements, liabilities, indebtedness, indemnifications and obligations of the Borrower with respect to the repayment, payment or performance of all Indebtedness, liabilities and obligations (monetary or otherwise) of the Borrower, each Subsidiary of the Borrower, whenever arising, whether primary, secondary, direct, contingent, fixed or otherwise, and whether joint, several, or joint and several, established by or arising under or in connection with this Agreement or any other Loan Document, including, in each case, the payment of principal, interest, fees, expenses, reimbursements and indemnification obligations.

“Other Taxes” has the meaning specified in Section 3.6(b).

“Permitted Liens” means those Liens permitted by Section 7.2.

“Person” means an individual, partnership, corporation (including a business trust), joint venture, limited liability company or other entity, or a Governmental Authority.

“Personal Property Securities Register” means the register established under section 147 of the PPSA.

“PPS Law” means:

(a)           the PPSA and any regulation made at any time under the PPSA, including the PPS Regulations (each as amended from time to time); and

(b)           any amendment made at any time to any other legislation as a consequence of a law or regulation referred to in paragraph (a).

“PPS Regulations” means the Personal Property Securities Regulations 2010 (Cth) of Australia.

“PPSA” means the Personal Property Securities Act 2009 (Cth) of Australia.

“Promissory Note” means the senior, secured promissory note made by the Borrower payable to the order of the Lender in the principal amount of up to Two Million Australian Dollars (A$2,000,000), as such promissory note may be amended, modified, supplemented, extended, renewed, restated or replaced from time to time.

“Proposed Transaction” means the proposed acquisition by the Lender, in accordance with the terms and conditions of the Scheme Implementation Agreement, of all of the Shares (other than any Shares held by an Excluded Shareholder), and the proposed acquisition by the Lender or cancellation of all of the Borrower Securities, through the implementation of the schemes described in the Scheme Implementation Agreement.

“Quarterly Date” means each March 31, June 30, September 30 and December 31 of each fiscal year.

“Repayment Date” has the meaning specified in Section 3.2(c).

“Scheduled Maturity Date” means December 31, 2015.

“Scheme Implementation Agreement” means that certain Scheme Implementation Agreement, dated as of June 3, 2015, between the Borrower and the Lender.

“Securities Laws” means all Governmental Requirements applicable to equity interests and the issuance of equity interests and the respective rules and regulations applicable thereto together with all binding policy statements, national instruments, orders, blanket rulings, mandatory guidelines and other applicable regulatory acts and instruments, together with all regulations, policies, rules or requirements imposed by any applicable securities exchange, trading platform or other Person.

“Shareholder Approval” means the requisite approval of the Share Scheme, Option Scheme and Performance Share Scheme (as such terms are defined in the Scheme Implementation Agreement) by the Borrower’s shareholders, optionholders and performance shareholders, respectively, at the applicable Scheme Meeting (as such term is defined in the Scheme Implementation Agreement).\

“Shares” means the issued fully paid ordinary shares in the capital of the Borrower.

“Specific Security Deed” means the Specific Security Deed (marketable securities) given by the Borrower for the benefit of the Lender, with respect to the shares of Anatolia Uranium Pty Ltd directly owned by the Borrower.

“Subsidiary” means, in respect of any Person at any date, any corporation, company, limited liability company, association, joint venture or other business entity of which securities, membership interests or other ownership interests representing fifty percent (50%) or more of the voting power of all equity interests are owned or held, directly or indirectly, by such Person.

“Taxes” has the meaning specified in Section 3.6(a).

“Trading Day” means a day on which the Australian Securities Exchange or such other public stock exchange on which the Shares are principally traded is open and on which Shares are traded.

“Tranche” means, individually and collectively, each tranche of the Loan, including the Tranche One Commitment and the Tranche Two Commitment.

“Tranche One Commitment” means One Million Dollars (A$1,000,000).

“Tranche One Commitment Period” means the period of time beginning on the Closing Date to, but not including, September 15, 2015.

“Tranche Two Commitment” means One Million Dollars (A$1,000,000).

“Tranche Two Commitment Period” means from the period from September 15, 2015 to the Scheduled Maturity Date.

“VWAP” means Volume-Weighted Average Price, being the price per Share calculated by dividing (x) an amount equal to the total value of Shares traded during a particular time period, by (y) an amount equal to the total volume of Shares traded over that particular time period, which shall be based on the price and volume quotes provided by the Australian Securities Exchange or such other applicable public stock exchange and published by

Bloomberg, which amount shall be calculated by the Lender and deemed to be accurate absent manifest error.

1.2          Accounting Principles.  All accounting terms not otherwise defined herein shall be construed, all financial computations required under this Agreement shall be made, and all financial information required under this Agreement shall be prepared, in accordance with the Accounting Standards applied on a basis consistent with the financial statements referred to in Section 5.1(f) except as specifically provided herein.

1.3          Other Definitional Provisions; Date and Time References.

(a)           The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(b)           The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(c)           The word “including” means “including without limitation” or “including, but not limited to,” and does not create or denote a limitation.

(d)           Unless otherwise expressly indicated, each reference to a time or date in any Loan Document shall be to the date and time in Denver, Colorado, United States of America.

(e)           Any calculation to be made under this Agreement shall be, in all instances, calculated by the Lender, acting in good faith, by reference to the terms, conditions and formulas described in this Agreement, and each such calculation shall be deemed controlling and final, absent manifest error.

1.4          Australian provisions.

(a)           A reference to an event where the Borrower “generally shall not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due” will be deemed to occur to the extent that any of the following occurs in respect of the Borrower:

(i)            it becomes insolvent within the meaning of section 95A, or is taken to have failed to comply with a statutory demand under section 459F(1), or must be presumed by a court to be insolvent under section 459C(2), or is the subject of a circumstance specified in section 461 (whether or not an application to court has been made under that section) or, if the person is a Part 5.7 body, is taken to be unable to pay its debts under section 585, of the Corporations Act;

(ii)           except with the Lender’s consent it is the subject of a Liquidation, or an order or an application is made for its Liquidation, or an effective resolution is passed or meeting summoned or convened to consider a resolution for its Liquidation;

(iii)          an External Administrator is appointed to it or any of its assets or a step is taken to do so or its Affiliate requests such an appointment;

(iv)          a step is taken under section 601AA, 601AB or 601AC of the Corporations Act to cancel its registration;

(v)           an analogous or equivalent event to any listed above occurs in any jurisdiction; or

(vi)          it stops or suspends payment to all or a class of creditors generally; and

(b)           The parties acknowledge the principles that a court of Australia may:

(i)            not give effect to a choice of law to govern a Loan Document in all circumstances, including without limitation in the case of a choice of law in connection with Part 7.2 of the PPSA which provides that the validity, perfection, and effect of perfection or non-perfection of a security interest in relation to personal property is in certain circumstances governed by Australian law, and in other circumstances governed by the law of another jurisdiction; and

(ii)           recognise and enforce a judgment obtained in relation to a Loan Document in certain foreign jurisdictions specified under regulations only if the requirements of the Foreign Judgments Act 1991 (Cth) of Australia are met and in relation to judgments obtained in other jurisdictions any enforcement would require application to be made to a court in Australia to request that the judgment to be enforced based on common law principles.

ARTICLE 2

COMMITMENT; USE OF PROCEEDS; FEES; FUTURE EQUITY FINANCINGS

2.1          Commitment.  Subject to all of the terms and conditions of this Agreement and subject to the satisfaction of the applicable conditions precedent set forth herein, the Lender agrees to advance the Loan to the Borrower as follows:

(a)           Tranche One Commitment.  During the Tranche One Commitment Period, (i) subject to satisfaction of the conditions precedent set forth in Article 4, the Lender agrees to advance the Tranche One Commitment to the Borrower in one or multiple advances beginning on the Closing Date and on the 15th of each month thereafter as requested by the Borrower in accordance with the Budget.  The obligation of the Lender to advance any portion of the Tranche One Commitment shall terminate on the last day of the Tranche One Commitment Period.

(b)           Tranche Two Commitment.  During the Tranche Two Commitment Period, subject to satisfaction of the conditions precedent set forth in Article 4, the Lender agrees to advance the Tranche Two Commitment to the Borrower in one or multiple advances beginning on September 15, 2015 and on the 15th of each month thereafter as requested by the

Borrower in accordance with the Budget.  The obligation of the Lender to advance the Tranche Two Commitment shall terminate on the last day of the Tranche Two Commitment Period.

2.2          Borrowing Procedure and Funding.

(a)           The Borrower shall submit a written draw request by the 15th day of the month preceding the month for which the requested funds are budgeted (e.g., in the case of a funds requested for expenditures in September, the Borrower shall submit the draw request by no later than 15 August) other than in respect of the first draw down request (where a written draw request may be given on the Closing Date in respect of funds budgeted for the next calendar month commencing after the Closing Date).  The draw request shall be signed by the Borrower, shall be irrevocable and shall specify: (i) that a Loan is requested by the Borrower, identifying the Tranche that is being requested, (ii) the Loan is in accordance with the Budget, and (iii) such other information and certifications as the Lender shall otherwise have reasonably requested. In addition, each draw request shall be accompanied by a written certification from an executive officer of the Borrower that, as of the date of the draw request, (x) all representations and warranties contained in Article 5 of this Agreement continue to be true and correct, (y) no Event of Default has occurred or is continuing hereunder, and (z) the Borrower continues to be in compliance in all respects with all other terms, covenants and conditions contained in the Loan Documents.

(b)           Subject to the satisfaction of the applicable conditions precedent set forth in Article 4, the Lender shall disburse the proceeds of each Tranche of the Loan by the 25th day of the month preceding the month for which the requested funds are budgeted, in the amount set forth in the applicable draw request, by wire transfer of funds to an account designated by the Borrower.

(c)           Any part of the Loan that has been repaid by the Borrower may not be re-borrowed and shall not be re-advanced to the Borrower (except by the Lender in its sole discretion as a Directed Advance pursuant to Section 3.5).

2.3          Convertible Loan.  During the Conversion Period, all or any portion of the Commitment, whether or not outstanding, may be converted into a convertible loan at the discretion of the Lender subject to the Conversion Provisions, on the terms and conditions applicable to a convertible loan set forth herein, without any further action or the delivery of any instrument, effective on and as of the Conversion Date.  During the Conversion Period, any portion of the Commitment advanced as a Loan shall be advanced as a convertible loan and the Loan will be convertible into Shares in accordance with the Conversion Provisions.

2.4          Repayment.  The principal amount of the Loan, together with interest thereon and all fees, costs and other amounts then owing, shall be due and payable in full on the Maturity Date.  The Borrower covenants and agrees to repay the Loan, together with interest thereon, in accordance with the terms of this Agreement.  Any part of the Loan that has been repaid by the Borrower may not be re-borrowed and shall not be re-advanced to the Borrower (except by the Lender in its sole discretion as a Directed Advance pursuant to Section 3.5).

2.5          Use of Proceeds.  The Borrower will utilize the Loan solely for critical project costs for the Temrezli and Sefaatli projects and for general and administrative costs in accordance with, and as specified in, the Budget.  Under no circumstances, unless with prior written consent of the Lender, shall any portion of the Loan advances be used to pay employee or consultant bonuses.

2.6          Anti-Dilution Rights.

(a)           The Conversion Price and all Shares to be delivered to the Lender hereunder, whether as Interest Shares, Conversion Shares or otherwise, shall be adjusted to prevent dilution and to reflect any changes in the Borrower’s capital structure that may occur prior to issuance of Shares to the Lender, in each case, as described in clause (b) below.

(b)           In the event that Borrower shall at any time after the Closing Date (A) issue any equity interests of the Borrower at a price per Share less than the Conversion Price, (B) declare a dividend on the Shares payable in Shares, (C) subdivide or split the outstanding Shares, (D) combine or consolidate the outstanding Shares into a smaller number of Shares through a reverse stock split or otherwise, or (E) issue any shares of its capital stock in a reclassification of the Shares (including any such reclassification in connection with a consolidation or merger in which the Borrower is the continuing or surviving corporation), (1) if the record date for such dividend or the effective date of such subdivision, split, combination, consolidation or reclassification shall occur during the 20 Trading Days preceding any date of determination of Market Price, the VWAP for any Trading Days before such record date or effective date shall be proportionately adjusted as if such dividend, subdivision, split, combination, consolidation or reclassification had occurred before such Trading Day, (2) the number and kind of Shares or capital stock, as the case may be, issuable on the record date for such dividend or the effective date of such subdivision, split, combination, consolidation or reclassification shall be proportionately adjusted so that the Lender after such time shall be entitled to receive the aggregate number and kind of Shares or capital stock, as the case may be, which, if the Shares issuable under the Agreement were issued immediately prior to such date and at a time when the ordinary shares transfer books of the Borrower were open, the Lender would have owned upon such issuance and been entitled to receive by virtue of such dividend, subdivision, split, combination, consolidation or reclassification, and (3) the Conversion Price shall be proportionately adjusted by the Lender on the effective date of such subdivision, split, combination, consolidation, issuance or sale to reflect the effect of such subdivision, split, combination, consolidation, issuance or sale.  If any event of the type contemplated by the provisions of this Section 2.6 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features) occurs, then the Lender shall make an appropriate adjustment in the Conversion Price and/or the Market Price, as the case may be, and the number of Shares issuable as Interest Shares, Conversion Shares or otherwise shall be adjusted so as to protect the rights of the Lender in a manner consistent with the provisions of this Section 2.6.

2.7          Change of Control.  If a Change of Control occurs at any time while the Loan is outstanding, upon the election of the Lender, either (i) the Lender will have all principal and accrued but unpaid interest under the Loan repaid in full in accordance with Section 2.4 above, or (ii) all principal, together with all accrued and unpaid interest under the Loan, shall be converted immediately prior to the Change of Control into Shares at the Conversion Price in accordance with the Conversion Provisions.

2.8          No Fees or Commissions.  Neither the Borrower nor the Lender has incurred, nor will they incur, directly or indirectly any liability for brokerage or finder’s fees or agent’s commissions or any similar charges or fees in connection with this Agreement or the issuance of any Shares to the Lender contemplated hereby.

ARTICLE 3

PROCEDURE AND PAYMENT

3.1          Interest.

(a)           General.  Interest on the Loan shall accrue and shall be payable by the Borrower at the Applicable Interest Rate, as further described below.  On each Interest Payment Date, the Borrower shall pay interest on the outstanding principal amount of the Loan with respect to each quarterly period ending on the Quarterly Date immediately prior to such Interest Payment Date at a rate of interest per annum equal to the Applicable Interest Rate based on a 360-day year.  Accrued but unpaid interest shall be payable in full on the Maturity Date.

(i)            Interest Rate.  Interest on the Loan shall accrue and shall be payable by the Borrower at the Interest Rate.

(ii)           Default Interest.  Interest on the Loan shall accrue and shall be payable by the Borrower at the Default Rate during all periods when an Event of Default has occurred and remains outstanding.  Interest accruing at the Default Rate shall be payable on demand in immediately available funds in Australian Dollars.

(b)           Payment of Interest by Delivery of Shares.  The Borrower shall pay interest on the Loan by delivery of Shares (the “Interest Shares”) valued at the Market Price to the Lender on each Interest Payment Date.  At the option of the Lender in its sole discretion, as evidenced by a written notice thereof delivered to the Borrower within three (3) Business Days prior to each Quarterly Date immediately prior to such Interest Payment Date, the Borrower shall pay interest on the Loan in Australian Dollars.  The number of Interest Shares which are required to be delivered by the Borrower to the Lender in satisfaction of any interest payment payable by the delivery of Interest Shares shall be determined by the Lender by dividing (i) the Dollar amount of the interest on the Loan which is due as of the Quarterly Date immediately prior to such Interest Payment Date, by (ii) the Market Price on such Quarterly Date immediately prior to such Interest Payment Date.  Payment of interest shall be deemed satisfied upon delivery to the Lender of the interest then due:  (x) in Australian Dollars or (y) by the applicable number of Interest Shares, as directed by the Lender, in either case, on or prior to the applicable Interest Payment Date.  If the Lender elects to receive Interest Shares in satisfaction of the payment of interest for any period of time and the Borrower needs shareholder approval to issue such Shares, then delivery of such Interest Shares shall be deferred until after applicable shareholder approval and shall be delivered to the Lender by no later than the fifth (5th) Business Day following such shareholder approval meeting; provided, that if the shareholders of the Borrower fail to approve such Shares, then such interest shall be immediately due and payable in immediately available funds.

(c)           Fractional Interests.  The Borrower shall not be required to issue fractional Interest Shares upon payment of interest on the Loan in Interest Shares.  If any fraction of a Share would, except for the provisions of this Section 3.1(c), be issuable upon payment of interest on the Loan in Interest Shares (or specified portion thereof), the Borrower shall issue to the Lender one (1) share for a fraction of an Interest Share greater than or equal to 0.50 and shall issue zero (0) shares for a fraction of an Interest Share less than 0.50.

3.2          Repayment of the Loan.

(a)           Principal Repayment.  The Loan shall be due and payable in full on the Maturity Date. The Borrower will repay the Loan, together with accrued interest on such repaid amount, in full upon the Maturity Date.

(b)           Voluntary Prepayment.  Upon not less than five (5) Business Days’ prior written notice to the Lender, the Borrower may at any time prepay all of the Loan (but not less than the entire outstanding amount of the Loan) without penalty.  Upon the giving of notice of prepayment, which shall be irrevocable, the prepayment, together with all interest accrued through the prepayment date, shall be due and payable on the date set forth therein.  Amounts prepaid by the Borrower may not be re-borrowed by the Borrower (except, at the option of the Lender, as a Directed Advance made by the Lender pursuant to Section 3.5).

(c)           Payment of Interest by Delivery of Shares.  The Borrower shall pay interest accrued through such repayment date or prepayment date in Interest Shares.  At the option of the Lender in its sole discretion, as evidenced by a written notice thereof delivered to the Borrower within three (3) Business Days prior to the date for repayment or prepayment set forth respectively in Sections 3.2(a) or 3.2(b) above (the “Repayment Date”), the Borrower shall pay interest associated with such repayment or prepayment in Australian Dollars.  The number of Interest Shares which are required to be delivered by the Borrower to the Lender in satisfaction of any interest payment payable by the delivery of Interest Shares shall be determined by the Lender by dividing (i) the Dollar amount of the interest on the portion of the Loan which is to be repaid or prepaid, by (ii) the Market Price as of the date immediately prior to the Repayment Date.  Payment of interest shall be deemed satisfied upon delivery to the Lender of the interest then due: (x) in Australian Dollars on or prior to the Repayment Date or (y) by the applicable number of Interest Shares on or prior to the Repayment Date, in each case in the form directed by the Lender.

3.3          Priority of Payments.  All payments made by the Borrower shall be applied first to any amounts (other than principal or interest) then payable by the Borrower hereunder or under any other Loan Documents, then to accrued and unpaid interest on the Loan so paid, then to the principal amount of the Loan.

3.4          Payments and Computations.  Except as otherwise expressly provided in this Agreement, payments by the Borrower pursuant to this Agreement or any other Loan Document, whether in respect of the Loan, interest or otherwise (other than interest or fee payments made by delivery of Shares), shall be made by the Borrower to the Lender not later than 12:00 noon (Denver, Colorado time) on the date due by delivery of Australian Dollars in immediately available funds to such account designated from time to time by notice from the Lender to the Borrower in writing at least two (2) Business Days before any such due date.  Except as otherwise expressly provided in this Agreement, payments by the Borrower pursuant to this Agreement or any other Loan Document of interest, fees or other amounts in Shares shall be made by the Borrower to the Lender not later than 12:00 noon (Denver, Colorado time) on the date due by delivery of one or more duly authorized and issued Share certificates evidencing the number of Shares then due, issued in the name of the Lender or such Affiliate of the Lender as designated by the Lender in writing.  All payments under this Agreement to be made by the delivery of Shares shall be made by the delivery of Shares.  All decisions with respect to the payment of interest, fees or other amounts under this Agreement by either (i) the delivery of Shares, or (ii) the payment of immediately available funds, shall be made by the Lender in its sole discretion.  All payments hereunder, whether by delivery of Shares or of Australian Dollars, shall be made by the Borrower without set off, deduction, withholding or counterclaim not later than on the date when due.  Any payments received hereunder after the time and date specified in this Section 3.4 shall be deemed to have been received by the Lender on the next following Business Day.  All interest shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such interest is payable over a year comprised of three hundred sixty (360) days.  Whenever any payment to be made hereunder shall otherwise be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing interest, if any, in connection with such payment.

3.5          Directed Advances(a)         .  At any time during the Conversion Period, if the Borrower has repaid the Loan, the Lender, in its sole discretion, has the right and option, but shall have no obligation, to cause a re-advance (a “Directed Advance”) of such repaid amount, or any portion thereof, to be made to the Borrower for the purpose of allowing the Lender to convert such Loan provided to the Borrower pursuant to a Directed Advance into Conversion Shares in accordance with the Conversion Provision.  Directed Advances shall be evidenced by the Lender’s delivery of notice in writing to the Borrower, such notice to be delivered to the Borrower at least ten (10) Business Days prior to the date on which the Directed Advance referred to therein is made and the related conversion into Conversion Shares takes place.  The Lender may make a Directed Advance at any time during the Conversion Period if the Borrower has repaid the Loan during the Conversion Period, and this Section 3.5 shall remain in force and effect in accordance with its terms until the Scheduled Maturity Date, notwithstanding full and final payment and performance of the Obligations.  Any Loan received by the Borrower pursuant to a Directed Advance shall be immediately converted into Conversion Shares pursuant to the Conversion Provisions and such Loan shall be deemed repaid upon delivery to the Lender of the appropriate number of Conversion Shares in satisfaction of such Directed Advance, as calculated in accordance with the Conversion Provisions.

3.6          Taxes.

(a)           General.  Any and all payments and the delivery of any and all certificates, Shares, securities or other property or consideration by the Borrower hereunder shall be made in full, free and clear of and without deduction or withholding for any and all present or future taxes, levies, duties, imposts, assessments, deductions, charges, withholdings or other similar amounts, and all liabilities with respect thereto imposed on the Borrower, other than Excluded Taxes (all such non-excluded taxes, levies, duties, imposts, assessments, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”).  If the Borrower shall be required by law to deduct or withhold any Taxes from or in respect of any such payment, certificate, Share, security or other property or consideration payable or deliverable hereunder to the Lender, (i) the sum payable and the certificates, Shares, securities and other property or consideration so deliverable shall, subject to applicable law, be increased as may be necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums, certificates, Shares, securities and other property or consideration payable or deliverable under this Section 3.6) the Lender receives an amount and certificates, Shares, securities and other property or consideration as the case may be equal to the amount and certificates, Shares, securities and other property or consideration it would have received had no such deductions or withholdings been made, (ii) the Borrower shall make such deductions or withholdings and (iii) the Borrower shall pay the full amount required to be deducted or withheld to the relevant taxation authority or other authority in accordance with applicable law and within the time for payment prescribed by applicable law.  If the Lender receives a credit against Excluded Taxes for any amounts deducted or withheld, the Lender shall deliver to the Borrower the amount of such credit.

(b)           Other Taxes.  In addition, the Borrower agrees to pay any present or future stamp, sales, use or documentary taxes or any other excise or property taxes, charges, duties or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, any of the Loan Documents, or any instrument contemplated thereby (hereinafter referred to as “Other Taxes”), other than Excluded Taxes.

(c)           Tax Indemnity.  The Borrower hereby indemnifies the Lender for, and agrees to hold the Lender harmless from, the full amount of all Taxes and Other Taxes payable by the Lender (other than Excluded Taxes) and any liability, cost or amount (including penalties, interest and expenses) arising therefrom or with respect thereto.

(d)           Payment of Taxes.  Within thirty (30) days after the date required for payment of any Taxes or Other Taxes required to be deducted or withheld by the Borrower in respect of any payment or delivery to the Lender, the Borrower will furnish to the Lender a form of evidence of payment thereof acceptable to the Lender in its sole discretion, acting reasonably.

(e)           Survival.  Without prejudice to the survival of any other agreement hereunder, the agreements and obligations contained in this Section 3.6 shall survive the payment in full of the Loan, interest thereon and any other amounts due hereunder.

(f)            Further Assurances.  After receipt from the Borrower of each payment made pursuant to this Section 3.6, the Lender shall, if reasonably requested by the Borrower and at the Borrower’s cost and expense, submit and pursue any necessary applications to obtain any refund, credit, allowance, remission or deduction from income otherwise determined or tax otherwise payable, to which the Lender may be entitled from the taxation authorities of any relevant taxing jurisdictions in respect of any payment of Taxes or Other Taxes referred to in this

Section 3.6.  If any such refund shall be received or due payment of tax reduced by reason of such refund, credit, allowance, remission or deduction, the Lender shall, to the extent that it can do so without prejudice to its ability to retain the amount of such refund, credit, allowance, remission or deduction, promptly notify the Borrower thereof and account to the Borrower for an amount equal to the refund received or credit, allowance, remission or deduction given.

3.7          Usury.  If any provision of this Agreement would oblige the Borrower to make any payment of interest or other amount payable to the Lender in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by that Lender of “interest” at a “criminal rate” or a “usurious rate”, then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by the Lender of “interest” at a “criminal rate” or a “usurious rate”, such adjustment to be effected, to the extent necessary (but only to the extent necessary), as follows: (a) first, by reducing the amount or rate of interest; and (b) thereafter, by reducing any fees, commissions, costs, expenses, premiums and other amounts required to be paid to the Lender which would constitute interest under applicable Governmental Requirements.

ARTICLE 4

CONDITIONS PRECEDENT

4.1          Conditions Precedent to this Agreement.  The effectiveness of this Agreement is subject to satisfaction (or waiver by the Lender in its sole discretion) of each of the following conditions precedent.

(a)           The Lender or its counsel shall have received the following, in form and substance as shall be satisfactory to the Lender:

(i)            this Agreement, duly executed by the Borrower; and

(ii)           the Promissory Note, duly executed by the Borrower, payable to the order of the Lender;

(b)           all approvals, consents and authorizations of Governmental Authorities or other Persons required in connection with this Agreement and the other Loan Documents, if any, shall have been obtained and remain in effect;

(c)           there shall be no pending or threatened (in writing) action or proceeding before any Governmental Authority against or affecting the Borrower which could reasonably be expected to have a Material Adverse Effect on the Borrower;

(d)           the Borrower shall have delivered to the Lender a copy of the current Budget, which has been approved by the Board of Directors of the Borrower and is in form and substance reasonably satisfactory to the Lender;

(e)           the Borrower shall have made all public disclosures (including all information material to the Borrower) and submitted all applications, reports and information,

and taken all other actions necessary, to comply fully with applicable Securities Laws, and the Lender shall have confirmed such compliance to its satisfaction; and

(f)            the Lender shall have received all such other approvals, opinions, certificates or documents as the Lender may reasonably request.

The Borrower’s tender of a draw request shall be deemed to constitute a representation and warranty by the Borrower as of the date of the Loan that the conditions precedent in paragraphs (a) through (f) of this Section 4.1 have been, and remain, satisfied.

4.2          Conditions Precedent to All Loans.  The obligation of the Lender to advance any Tranche hereunder is subject to the satisfaction (or waiver by the Lender in its sole discretion) of the following conditions precedent on the date of making such Loan:

(a)           The Lender or its counsel shall have received the following, in form and substance as shall be satisfactory to the Lender:

(i)            the Specific Security Deed, duly executed by the Borrower, in favor of the Lender, together with any other instruments, notarizations thereof, notices with respect thereto, determined by the Lender, acting reasonably (including an escrow deed relating to the Borrower’s shares in Anatolia Uranium Pty Ltd), to be necessary or desirable to establish, maintain and perfect the Liens established pursuant to the Specific Security Deed;

(ii)           to the extent not specifically referenced, each other Loan Document, duly executed by the Borrower;

(iii)          a draw request as described in Section 2.2(a);

(iv)          all things (including documents) determined by the Lender to be necessary or desirable to register each Loan Document in each relevant jurisdiction and evidence of the registration on the Personal Property Securities Register of each financing statement (as defined in the PPSA) required by the Lender to perfect any Lien created under the Loan Documents;

(v)           if not already paid, sufficient same day funds to enable the payment of any Taxes chargeable on the Loan Documents, together with all things (including documents) necessary to pay those Taxes;

(vi)          Share certificates for all issued shares in Anatolia Uranium Pty Ltd which are subject to the Specific Security Deed together with signed blank share transfer forms (being blank as to date, transferee and number of shares) and a certified copy of its share register;

(vii)         a certified copy of the constitution of Anatolia Uranium Pty Ltd; and

(viii)        duly completed and executed discharges and releases, in registrable form, of any Lien (other than a Permitted Lien) existing over property and assets the subject of the Specific Security Deed.

(b)           The representations and warranties made by the Borrower herein, in the Specific Security Deed or which are contained in any certificate furnished at any time under or in connection herewith shall be true and correct on and as of the date of such Loan as if made on and as of such date, except for representations and warranties expressly stated to relate to a specific earlier date;

(c)           No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to such Loan;

(d)           Immediately after giving effect to the making of any Tranche of the Loan (and the application of the proceeds thereof), the aggregate sum of all outstanding Tranches shall not exceed the respective Commitments;

(e)           There shall not exist any litigation, investigation, bankruptcy or insolvency, injunction, order or claim affecting or relating to the Borrower or any of its Subsidiaries, which has had, or could reasonably be expected to have, a Material Adverse Effect, or which could reasonably be expected to affect the legality, validity or enforceability of this Agreement or any other Loan Document, that has not been settled, dismissed, vacated, discharged or terminated;

(f)            The Borrower shall not have suffered a Material Adverse Effect;

(g)           The Loan requested is advanced in accordance with the Budget; and

(h)           All conditions set forth in Section 2.1 and Section 2.2, including delivery of an executed written draw request with respect to such Tranche shall have been, and shall remain, satisfied; the Borrower shall have certified the satisfaction of all such conditions precedent by its delivery of a draw request.

Each request for a Loan shall be deemed to constitute a representation and warranty by the Borrower as of the date of each draw request that the conditions precedent applicable thereto have been, and remain, satisfied.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

5.1          Representations and Warranties of the Borrower.  The Borrower, for itself and on behalf of each of its Subsidiaries, hereby represents and warrants to the Lender as follows:

(a)           Qualification and Organization.  It has all requisite corporate power and authority to enter into this Agreement and the other Loan Documents to which it is a party and to carry out the transactions contemplated hereby and thereby.  It is otherwise duly qualified to do business as a foreign corporation or other applicable entity in each jurisdiction where the nature of its business or properties requires such qualification, except where the failure to obtain such qualification could not reasonably be expected to result in a Material Adverse Effect. It is properly registered and incorporated as a corporation and validly exists under the laws of the jurisdiction of its incorporation.

(b)           Authorization; No Conflict.  The execution, delivery and performance by it of this Agreement and of the other Loan Documents to which it is a party have been duly authorized by all necessary shareholder and corporate action on the part of the Borrower or Subsidiary thereof (except for any shareholder approval that may be required in connection with Conversion Provisions, which will be obtained in accordance with the terms of this Agreement) and do not and will not (i) contravene the articles of incorporation or similar constituent documents of the Borrower or Subsidiary thereof; (ii) violate any provision of any Governmental Requirement, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to the Borrower or Subsidiary thereof; or (iii) result in, or require, the creation or imposition of any Lien (other than Liens arising under the Specific Security Deed) upon or with respect to any of the properties now owned by the Borrower or any Subsidiary thereof and, to the knowledge of the Borrower, neither the Borrower nor any Subsidiary thereof is in default in any material respect under any such Governmental Requirement, writ, judgment, injunction, decree, determination or award or any such indenture, agreement, lease or instrument.

(c)           Governmental and Other Consents and Approvals.  No authorization or approval or other action by or consent of, and no notice to or filing or registration with, any Governmental Authority or any other Person is required (i) for the due execution and delivery of the Loan Documents, and the incurrence and due performance of, the financial obligations of the Borrower or any Subsidiary thereof under this Agreement or any other Loan Document, or (ii) except for ongoing filings obtained in the ordinary course of the Borrower’s business, for the due performance of all other Obligations of the Borrower or any Subsidiary thereof under this Agreement or any other Loan Document, except for such authorizations, approvals or other actions as have been obtained or notices or filings as have been made.

(d)           Binding Obligations.  This Agreement and each of the other Loan Documents constitutes a legal, valid and binding obligation of the Borrower and/or each Subsidiary thereof that is a party thereto, enforceable against the Borrower or Subsidiary thereof that is a party thereto in accordance with their respective terms (except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws or equitable principles affecting enforcement of creditors’ rights generally at the time in effect).

(e)           Litigation.  There is no claim, action, lawsuit, proceeding, arbitration or investigation pending or, to the knowledge of the Borrower, threatened in writing against or involving the Borrower or any Subsidiary thereof, which alleges the violation of any Governmental Requirement, or which questions the validity of this Agreement or any of the other Loan Documents or any action taken or to be taken pursuant to this Agreement or any of the Loan Documents which could reasonably be expected to result in a Material Adverse Effect on the Borrower.

(f)            Financial Statements; No Material Adverse Change.  The audited consolidated balance sheet of the Borrower as of June 30, 2014, and the related unaudited consolidated statements of operations and deficits of the Borrower for the period then ended, and the unaudited consolidated balance sheet of the Borrower as of December 31, 2014 and the related unaudited statement of operations and deficits of the Borrower for the period then ended, copies of which have been furnished to the Lender, fairly present the consolidated financial condition in all material respects of the Borrower as of such dates and the consolidated results of the operations of the Borrower for the period ended on such dates, all in accordance with the Accounting Standards consistently applied.  The Borrower does not have any material contingent liability or liability for taxes, long-term leases or unusual forward or long-term commitments which are not reflected in such financial statements.  Since June 30, 2014, except as previously disclosed in writing to the Lender, neither the business, operations or prospects of the Borrower, nor any of its properties or assets, have been affected by any occurrence or development (whether or not insured against) which could reasonably be expected to result, either in any case or in the aggregate, in a Material Adverse Effect on the Borrower.

(g)           Information Accurate.  All reports, certificates, status updates and other information delivered to the Lender are true, accurate and complete in all material respects.  None of the written information delivered to the Lender by the Borrower or Subsidiary thereof in connection with this Agreement or the transactions contemplated hereby or in connection with the business of the Borrower contains any material misstatement of fact or omits to state a material fact, and all projections contained in any such information, exhibits or reports, were based on information which, when delivered, was, to the knowledge of the Borrower, true and correct in all material respects as of the date thereof, and to the knowledge of the Borrower all calculations contained in such projections were accurate in all material respects, and such projections presented the then-current estimate of the future business, operations and affairs of the Borrower or Subsidiary thereof and, since the date of the delivery of such projections, to the knowledge of the Borrower, except as disclosed in the financial statements delivered pursuant to Section 5.1(f), there has been no change in the assumptions underlying such projections, or the basis therefor or the accuracy thereof which has had or could reasonably be expected to result in a Material Adverse Effect; provided, that with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.  With respect to any information delivered to the Lender which was prepared by a third party, the Borrower only represents that it does not have knowledge that such information is inaccurate or incomplete in any material respect.

(h)           Title; Liens.

(i)            The Borrower and each Subsidiary thereof has good and marketable title to its owned real property and has valid rights to its leased property, free and clear of Liens, except for Permitted Liens;

(ii)           All taxes, charges, rates, levies and assessments that, if unpaid, would create a Lien or charge on any property of the Borrower, have been paid in full and will be paid in full, in each case prior to delinquency;

(iii)          All contractors, subcontractors, agents and other Persons providing services, materials or labor on or for the benefit of Borrower have been paid in a timely manner for all work performed or services, goods or labor provided, on or with respect thereto, except where such payments are subject to a bona fide dispute, which is being diligently pursued by the Borrower pursuant to appropriate procedures; and

(iv)          The Specific Security Deed creates a valid and effective Lien in and on the collateral purported to be covered thereby, which Lien is currently (or will be upon the delivery of the collateral) a perfected first priority Lien, unless solely due to the perfection in accordance with the PPS Law of any Permitted Lien referred to in paragraph 7.2(i) and 7.2(j) of the definition of Permitted Lien.

(i)            Capital Structure.  The Borrower has duly authorized sufficient Shares to permit the satisfaction of any obligation to issue Shares to the Lender as described herein (including with respect to the issuance of Shares with respect to the Interest Shares).

(j)            Taxes and Other Payments.  Except for matters which could not reasonably be expected to have a Material Adverse Effect, the Borrower and each Subsidiary thereof has filed all Tax returns and reports required by law to have been filed by it and has paid all Taxes and governmental charges thereby shown to be owing and all claims for sums due for labor, material, supplies, personal property and services of every kind and character provided with respect to, or used in connection with its respective properties and no claim for the same exists except as permitted hereunder, except any such Taxes, charges or amounts which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with the Accounting Standards have been set aside on the books of the Borrower or such Subsidiary, as applicable.

(k)           Environmental Laws.

(i)            to the knowledge of the Borrower, any property owned or held by the Borrower has been owned, developed, operated, leased and utilized in material compliance with all applicable Governmental Requirements, including Environmental Laws;

(ii)           there are no currently outstanding or, to the knowledge of the Borrower pending, consent decrees, clean-up orders, mitigation orders, compliance orders, remediation orders or other material orders, decrees, judgments or other administrative or judicial requirements outstanding under any Environmental Law with respect to any property owned or held by the Borrower;

(iii)          the Borrower or any Subsidiary thereof has not received any written notice of material violation, alleged material violation, material non-compliance, material notice of investigation, liability or potential material liability or request for information with respect to Environmental Laws or other environmental matters with regard to any property owned or held by the Borrower, nor does the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened; and

(iv)          to the knowledge of the Borrower, with respect to any property owned or held by the Borrower, there have been no past (which have been adversely determined), and there are no pending or threatened, lawsuits, claims, complaints, injunctions or any other governmental or judicial actions or proceedings with respect to any alleged material violation of any Governmental Requirements, including Environmental Law.

(l)            Indebtedness.  Except as specifically identified in the financial statements identified in Section 5.1(f), neither the Borrower nor any Subsidiary thereof has any existing Indebtedness in any case in excess of A$125,000 excluding trade creditors in the ordinary course of business.

(m)          Compliance with Laws, Etc.  The Borrower and each Subsidiary thereof is in compliance in all material respects with all Governmental Requirements, including Environmental Laws and Securities Laws, as applicable.

(n)           Shares and Securities Representations.

(i)            The Shares to be issued to the Lender pursuant hereto and the issuance thereof have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and non-assessable.  The Shares are, and will be, issued free and clear of any Lien, and the issuance of the Shares will not be subject to any preemptive or other similar right.

(ii)           The Borrower has received all necessary approvals and acceptances under applicable Securities Laws with respect to the Borrower entering into this Agreement and performing its obligations hereunder (except for any shareholder approval that may be required in connection with Conversion Provisions, which will be obtained in accordance with the terms of this Agreement).

(iii)          The Borrower and its Affiliates have not taken, and will not take, directly or indirectly, any action designed to, or that might reasonably be expected to, cause or result in stabilization or manipulation of the price of the ordinary shares to facilitate the sale or resale of the Shares or affect the price at which the Shares may be issued or resold.

(iv)          The Shares are being offered and sold pursuant to the exemption from registration under the United States Securities Act of 1933, as amended (the “Securities Act”), provided by Section 4(a)(2) of the Securities Act as a transaction not involving a public offering and the requirements of any other applicable state securities laws and the respective rules and regulations thereunder.  The Borrower and its Affiliates have not taken nor will it take any action that conflicts with the conditions and requirements of, or that would make unavailable with respect to the offerings hereunder, the exemption(s) from registration available pursuant to Regulation D or Section 4(a)(2) of the Securities Act and knows of no reason why any such exemption would be otherwise unavailable to it. Neither the Borrower, nor any of its Affiliates, nor any person acting on its or their behalf, has directly or indirectly made any offers or sales of any security or solicited any offers to buy any security under circumstances that would cause the offer of the Shares pursuant to this Agreement to be integrated with prior offerings by the Borrower for purposes of the Securities Act or any applicable stockholder approval provisions, including, without limitation, under any applicable listing rules and regulations which would impair the exemptions relied upon in the offerings hereunder or the Borrower’s ability to timely comply with its obligations hereunder, nor will the Borrower nor any of its Affiliates take any action or steps that would cause the offer or issuance of the Shares to be integrated with other offerings which would impair the exemptions relied upon in the offerings hereunder or the Borrower’s ability to timely comply with its obligations hereunder.  The Borrower will not conduct any offering other than the transactions contemplated hereby that will be integrated with the offer or issuance of the Shares, which would impair the exemptions relied upon in the offerings hereunder or the Borrower’s ability to timely comply with its obligations hereunder.  The Borrower’s executive officers and directors understand the nature of the Shares being sold hereby and recognize that the issuance of the Shares will have a potential dilutive effect on the equity holdings of other holders of the Borrower’s equity or rights to receive equity of the Borrower.  The board of directors of the Borrower has concluded in its good faith business judgment that the issuance of the Shares is in the best interests of the Borrower.  The Borrower specifically acknowledges that its obligation to issue the Shares is binding upon the Borrower and enforceable regardless of the dilution such issuance may have on the ownership interests of other shareholders of the Borrower or parties entitled to receive equity of the Borrower.

(v)           There are no material disagreements of any kind presently existing, or reasonably anticipated by the Borrower to arise between the Borrower and the accountants and lawyers presently employed by the Borrower, including but not limited to disputes or conflicts over payment owed to such accountants and lawyers, nor have there been any such disagreements during the two years prior to the closing of the offerings hereunder.

(vi)          Neither the Borrower not the Lender has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finder’s fees or agent’s commissions or any similar charges or fees in connection with this Agreement or the issuance of any Shares contemplated hereby.

(o)           Solvency.  As of the Closing Date, and after giving effect to the transactions contemplated hereby, the Borrower and its Subsidiaries: (i) are and will be solvent, (ii) have sufficient capital to carry on their business and transactions, and all business and transactions in which they are about to engage, and to pay their debts as they become due, (iii) do not believe that they will incur debts or liabilities beyond their ability to pay such debts or liabilities as they mature, and (iv) own property having a value, both at fair valuation and at present fair saleable value, greater than the amount required to pay their probable liabilities (including contingent liabilities).

(p)           Capacity.  Except as specified otherwise in this document, the Borrower acts on its own behalf in entering into the Loan Documents to which it is expressed to be a party, and not as a trustee or on another person’s behalf, and it is not a trustee of any trust which is not specified in this document.

(q)           Immunity.  Neither the Borrower nor any of its assets is immune from suit or execution.

5.2          Disclosure Limits Representations and Warranties of the Borrower(i)      . The Lender acknowledges and agrees that the Borrower has disclosed against the representations and warranties in Article 5.1, and the Lender is aware of and will be treated as having actual knowledge of, all facts, matters and circumstances that are fairly disclosed in the Anatolia Due Diligence Materials and the Anatolia Disclosure Letter and the Borrower will have no liability in relation to the representations and warranties in Article 5.1 to the extent that disclosure is made or is deemed to have been made against the representations and warranties under this Article 5.2.

ARTICLE 6

AFFIRMATIVE COVENANTS OF THE BORROWER

Until full and final payment and performance of the Obligations (other than contingent indemnification Obligations for which no claim has been made and Obligations related to any Directed Advance), the Borrower shall, unless the Lender otherwise consents in writing (which consent the Lender may grant or withhold in its sole discretion), perform all covenants in this Article 6.

6.1          Compliance with Laws, Etc.  The Borrower shall comply, and shall cause each of its Subsidiaries to comply, in all material respects, with all applicable Governmental Requirements, including Environmental Laws.  The Borrower shall pay, and shall cause each Subsidiary thereof to pay, all Taxes, assessments, and governmental charges imposed upon them or their respective property before the same become delinquent, except to the extent contested in good faith and adequately reserved for in accordance with the Accounting Standards to the Borrower or Subsidiary thereof.

6.2          Reporting Requirements.  The Borrower shall deliver to the Lender the reports, information, notices and certificates set forth below:

(a)           Monthly Reports.  As soon as practicable, but in any event no later than fifteen (15) days after the end of each month, the Borrower shall submit to the Lender a report with respect to the Borrower during the preceding month, in form and content satisfactory to the Lender, to include a description of actual expenditures (as compared to the Budget) and such other data and information reasonably requested by the Lender.

(b)           Quarterly Financial Information.  As soon as available and in any event within forty five (45) days after the end of each fiscal quarter of the Borrower (other than the fourth fiscal quarter in any fiscal year), the Borrower shall deliver to the Lender a consolidated unaudited balance sheet of the Borrower, each as of the end of such quarter and unaudited statements of consolidated income, cash flow and retained earnings of the Borrower for such quarter and for the period commencing at the end of the previous fiscal year and ending with the end of such quarter.

(c)           Annual Financial Information.  As soon as available and in any event within ninety (90) days after the end of each fiscal year, a consolidated balance sheet of the

Borrower as of the end of such year and consolidated statements of income, cash flow and retained earnings of the Borrower for such year audited by independent registered accountants reasonably acceptable to the Lender.

(d)           Litigation; Claims.  Promptly after initiation thereof or receipt of notice with respect thereto, notice of any claims, proceedings, litigation or material disputes by, against, or otherwise involving the Borrower or any Subsidiary thereof, or other litigation which could reasonably be expected to have a Material Adverse Effect on the Borrower or any Subsidiary thereof, together with copies of the court filings or other documents associated therewith.

(e)           Securities Law and Exchange Filings.  All annual information forms, proxy circulars, material change reports, prospectuses and other filings by the Borrower with Governmental Authorities in respect of securities matters and compliance with Securities Laws, and all material filings with any public stock exchange upon which the Shares are traded.

(f)            Environmental Matters.  Promptly after the filing or receipt thereof, copies of all claims by and notices with or from any Governmental Authority or any other Person alleging material noncompliance with or violation of Environmental Laws and any correspondence in response thereto.

(g)           Other Information.  Such other certificates, reports, data, and information respecting the condition or operations, financial or otherwise, of the Borrower or any Subsidiary thereof as the Lender may from time to time reasonably request.

6.3          Maintenance of Insurance.  The Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, with respect to its assets and business generally, insurance with responsible and reputable insurance companies or associations that covers liabilities, property damage or loss and other risks in such amounts, with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for corporations engaged in the same or similar businesses.  Upon the Lender’s request, each of the Borrower’s insurance policies, excluding the Borrower’s director and officer insurance policies, shall name the Lender as loss payee, additional insured or an insured person, as appropriate, and shall contain an endorsement providing that such insurance cannot be terminated or amended without at least thirty (30) days prior notice to the Lender.

6.4          Preservation of Existence, Etc.  The Borrower shall preserve and maintain, and shall cause each of its Subsidiaries to preserve and maintain, its respective corporate existence, rights, franchises and privileges in the jurisdiction of their incorporation or formation; and, the Borrower will qualify and remain qualified, and will cause each of its Subsidiaries to qualify and remain qualified, as a foreign entity in each jurisdiction in which such qualification is necessary in view of their business and operations or the ownership of their properties.  The Borrower will comply in all material respects, and will cause each of its Subsidiaries to comply in all material respects, with all applicable material Governmental Requirements and all material Securities Laws, concerning disclosure of matters relevant to such Persons and their properties; and, the Borrower will timely file, and will cause each of its Subsidiaries to timely file, full and complete reports concerning their business and operations as required by such Governmental Requirements and Securities Laws.

6.5          Notice of Default.  The Borrower shall furnish to the Lender as soon as possible and in any event within three (3) Business Days after the occurrence of each Event of Default or Default continuing on the date of such statement, a statement of the president or chief financial officer of the Borrower, setting forth the details of such Event of Default or Default, and the action which the Borrower proposes to take with respect thereto.

6.6          Defense of Title and Rights.  The Borrower shall preserve and defend, and shall cause each of its Subsidiaries to preserve and defend, its respective ownership of all right, title and interest in and to its material assets, property and rights.

6.7          Maintenance of Unissued Shares.  The Borrower will at all times maintain sufficient authorized but unissued Shares to meet its obligations hereunder.

6.8          Maintenance of Minimum Balance.  The Borrower shall maintain a minimum balance of A$200,000 in a deposit account owned by the Borrower at all times, free and clear of any Liens.

6.9          Other Actions.  The Borrower shall do all things that may be required in order to obtain all consents and approvals that are necessary to perform the Borrower’s obligations under this Agreement, including the issuance of Shares to the Lender.

ARTICLE 7

NEGATIVE COVENANTS OF THE BORROWER

Until the full and final payment and performance of the Obligations (other than contingent indemnification Obligations for which no claim has been made and Obligations related to any Directed Advance), the Borrower shall, unless the Lender otherwise consents in writing (which consent the Lender may grant or withhold in its sole discretion), perform all covenants in this Article 7.

7.1          Indebtedness.  The Borrower shall not, and shall cause its Subsidiaries to not, directly or indirectly, create, incur, assume, agree to or suffer to exist, any Indebtedness, except (a) Indebtedness hereunder; (b) Indebtedness secured by Liens permitted by Section 7.2, so long as the principal amount of such Indebtedness shall not increase from the amount in existence on the Closing Date; (c) Indebtedness existing on the date hereof and disclosed to the Lender on the financial statements delivered pursuant to Section 5.1(f), so long as the principal amount of such Indebtedness shall not increase from the amount in existence on the Closing Date; and (d) unsecured account trade payables, bank overdrafts and other similar unsecured Indebtedness incurred in the ordinary course of business, so long as such amounts are not overdue or delinquent.

7.2          Liens, Etc.  The Borrower shall not, and shall cause its Subsidiaries to not, directly or indirectly, create, grant, incur, assume, agree to or suffer to exist any Lien upon or with respect to any of its properties or assets now owned or hereafter acquired, or assign or otherwise convey any right to receive the production, proceeds or income therefrom, except:

(a)           Liens for taxes, assessments or governmental charges or levies if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings;

(b)           Liens imposed by law, such as carriers, warehousemen and mechanics’ liens and other similar liens arising in the ordinary course of business associated with amounts not yet due and payable, or which are being diligently disputed by the Borrower in good faith and pursuant to appropriate procedures;

(c)           operating leases of personal property entered into in the ordinary course of business and having a term (including renewals) of greater than one year that are deemed to be Liens under applicable law;

(d)           Liens of purchase money mortgages and other security interests on equipment acquired, leased or held by the Borrower (including equipment held by any such Person as lessee under leveraged leases) in the ordinary course of business to secure the purchase price of or rental payments with respect to such equipment or to secure indebtedness incurred solely for the purpose of financing the acquisition (including acquisition as lessee under leveraged leases), construction or improvement of any such equipment to be subject to such mortgages or security interests, or mortgages or other security interests existing on any such equipment at the time of such acquisition, or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount; provided that no such Lien shall extend to or cover any equipment other than the equipment being acquired, constructed or improved, and no such extension, renewal or replacement shall extend to or cover any property not theretofore subject to the mortgage or security interest being extended, renewed or replaced;

(e)           Liens outstanding on the date hereof and disclosed to the Lender in writing;

(f)            Liens arising under the Specific Security Deed;

(g)           cash or governmental obligations deposited in the ordinary course of business in connection with contracts, bids, tenders or to secure workmen’s compensation, unemployment insurance, surety or appeal bonds, reclamation bonds, costs of litigation (when required by law), public and statutory obligations;

(h)           Liens given in the ordinary course of business to a public utility or any municipality or governmental or other public authority when required by such utility or municipality or governmental or other authority in connection with the operations of the Borrower;

(i)            a deemed security interest under section 12(3) of the PPSA which does not secure payment or performance of an obligation; and

(j)            any security interest taken in personal property (as defined in the PPSA) by a seller to the extent that it secures the obligation to pay all or part of the purchase price of that property, where that property is purchased in the ordinary course of the buyer’s business and the purchase price is paid within 90 days of supply.

Notwithstanding the foregoing, if the Borrower shall grant or allow a Lien on any of its properties or assets in violation of this Section 7.2, then it shall be deemed to have simultaneously granted an equal and ratable Lien on any such properties or assets to and in favor of the Lender as additional security for the Obligations, to the extent that such a Lien has not already been granted to the Lender.

7.3          Assumptions, Guarantees, Etc. of Indebtedness of Other Persons.  The Borrower shall not, and shall cause its Subsidiaries to not, directly or indirectly, assume, guarantee or otherwise become directly or contingently liable (including, without limitation, liable by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise invest in the debtor or otherwise to assure the creditor against loss) in connection with any Indebtedness of any other Person.

7.4          Liquidation; Merger; Change in Ownership.  The Borrower shall not, and shall cause its Subsidiaries to not, liquidate or dissolve, or enter into any consolidation, amalgamation or merger, or enter into any partnership, joint venture or other combination where such combination involves a contribution by the Borrower or Subsidiary thereof of all or substantially all of its assets, or sell, lease or dispose of its business or assets as a whole or in an amount which constitutes substantially all of such assets, or enter into any agreement with respect to the foregoing or agree to do or undertake any of the foregoing, other than the Proposed Transaction or pursuant to a “Superior Proposal” pursuant to the terms of the Scheme Implementation Agreement.

7.5          Restrictive and Inconsistent Agreements.  The Borrower shall not, and shall cause its Subsidiaries to not, enter into any agreement or undertaking or incur or suffer any obligation prohibiting or inconsistent with the performance by the Borrower of its Obligations under the Loan Documents.

7.6          Investments.  The Borrower shall not and shall cause its Subsidiaries to not, directly or indirectly: (a) make any loan or advance of credit (other than as contemplated by the Budget) to any Person utilizing the Loan proceeds or (b) purchase or otherwise acquire the capital stock, all or substantially all the assets, a division or business, indebtedness, obligations of, or any interest in, any Person.

7.7          Sale of Assets.  The Borrower shall not, and shall cause its Subsidiaries to not, directly or indirectly, sell, transfer, assign or otherwise dispose of any of their respective material assets or properties (or any material portion thereof), except for sales of product and inventory in the ordinary course of business or as otherwise agreed between the parties in writing.

7.8          Dividends; Reduction in Capital.  The Borrower shall not (a) declare, accrue or pay any dividends, whether in cash or in stock, or (b) buy back any of its Shares or otherwise reduce its capital, while any Loan or any other amount hereunder remains outstanding and unpaid.

7.9          Budget.  The Borrower shall not, and shall cause its Subsidiaries to not, amend, modify, supplement or revise the Budget in excess of A$125,000, either individually or in the aggregate, without the prior consent of the Borrower’s Board of Directors and, if such consent is obtained, then by the Lender.  The Borrower shall not, and shall cause its Subsidiaries to not, make, agree to make, accrue or incur any expenditure of any nature whatsoever, or any commitment therefor, unless such expenditure is included and described in the Budget, or unless such expenditure receives prior approval by the Borrower’s Board of Directors and, if such approval is obtained, then by the Lender (such approval not to be unreasonably withheld or delayed).

7.10        Use of Loan Proceeds.  The Borrower shall not, and shall cause its Subsidiaries to not, use the proceeds of any Loan, or any portion thereof, for any purpose other than as expressly set forth in Section 2.5 hereof.

ARTICLE 8

CONVERSION PROVISIONS

8.1          Conversion(a)      .  As a condition to this Agreement and the Loan to be made hereunder, the Borrower hereby agrees to the conversion of the Loan and Commitment into Shares at the option of the Lender in accordance with the terms set forth herein.  Beginning on the Conversion Effective Date, the terms and conditions set forth in this Article 8 shall apply to the conversion of the Loan and Commitment, or any portion thereof, together with any outstanding interest thereon, into Shares (the “Conversion Shares”), from time to time.

8.2          Conversion; Issuance of Shares.

(a)           Conversion Rights.  The Borrower hereby irrevocably grants to the Lender the option and right, exercisable from time to time in the Lender’s sole discretion during the Conversion Period, and upon three (3) Business Days prior written notice to the Borrower (the “Conversion Notice”) to convert all or any portion of the Loan and Commitment, together with any outstanding interest thereon, into Conversion Shares at the Conversion Price (the “Conversion Rights”) whereupon the relevant portion of the Loan shall be deemed permanently repaid upon issuance of the Conversion Shares to the Lender.  The Conversion Notice shall specify (i) the principal amount of the Loan or Commitment to be converted into Conversion Shares (the “Conversion Amount”); (ii) the accrued and unpaid interest due on the Conversion Amount; (iii) the effective date for the conversion and delivery of Conversion Shares to the Lender (the “Conversion Date”); (iv) the Conversion Price; and (v) the number of Conversion Shares to be issued by the Borrower in satisfaction of such conversion. The number of Conversion Shares to be issued by the Borrower to the Lender shall be determined by the Lender by calculating (x) the sum of (A) the Conversion Amount plus (B) the amount of accrued and unpaid interest on the Conversion Amount, divided by (B) the Conversion Price. The Lender may also specify in the Conversion Notice the denominations and number of certificates for the Conversion Shares to be issued by the Borrower in connection with such conversion, the name in which such certificates should be titled and issued and delivery instructions with respect thereto.  Each Conversion Notice will be irrevocable when it is effective under the notice provisions of this Agreement.  The Borrower shall promptly issue and deliver to the Lender the applicable number of Conversion Shares, and the Conversion Amount will be deemed to have been repaid by the Borrower upon irrevocable delivery of such Conversion Shares, issued in the name of the Lender (or its designee).

(b)           Payment in Dollars.  Notwithstanding the right of the Lender to exercise its Conversion Rights as set forth in this Article 8, if the Lender does not exercise its Conversion Rights at any time prior to the Scheduled Maturity Date, then the Borrower shall repay the Loan on the Scheduled Maturity Date by delivery of Australian Dollars in immediately available funds to such account designated by the Lender.

(c)           Directed Advances.  The Borrower hereby acknowledges and confirms the right granted to the Lender to make Directed Advances to the Borrower at any time during the Conversion Period in the amounts and as permitted by Section 3.5, and immediately to exercise the right to convert the amount of any such Directed Advance into Conversion Shares in accordance with Section 8.2(a).

8.3          Conversion Amount.  The Lender may exercise its Conversion Rights at any time, and from time to time, during the Conversion Period, with respect to all or any portion of the Loan and Commitments, whether or not outstanding.

8.4          Fractional Interests.  The Borrower shall not be required to issue fractional Conversion Shares upon conversion.  If any fraction of a Conversion Share would, except for the provisions of this Section 8.4, be issuable on a conversion of the Loan or Commitment, or any portion thereof, together with any outstanding interest thereon, the Borrower shall issue to the Lender one (1) share for a fraction of a Conversion Share greater than or equal to 0.50 and shall issue zero (0) shares for a fraction of a Conversion Share less than 0.50.

8.5          Shareholder Approval.  If the issuance of Shares pursuant to the conversion of the Loan and/or Commitments requires the approval of shareholders of the Borrower (including under the Australian Securities Exchange Listing Rule 7.1), the Borrower must, by no later than ten (10) Business Days after receiving a written request from the Lender, prepare and dispatch a notice of meeting to its shareholders to convene a general meeting to seek such approval and any such conversion will be subject to the Borrower obtaining all required shareholder approvals.

8.6          Cleansing Notice.  By no later than 10:00 a.m. (Sydney time) on the Business Day following the issuance of Shares upon conversion of all or part of the Loan and/or Commitment pursuant to the terms hereof, the Borrower must lodge a notice with the Australian Securities Exchange under Section 708A(5)(e) of the Corporations Act 2001 (Cth) that complies with section 708A(6) of the Corporations Act 2001 (Cth). Where a notice cannot be issued, the Borrower will instead lodge a cleansing prospectus in relation to the Shares which complies with the requirements of the Corporations Act.

8.7          Payment of Taxes.  The Borrower will be responsible for the payment of all stamp taxes, duties and any other Taxes (other than Excluded Taxes), fees or impositions imposed by any Governmental Authority on or otherwise associated with the conversion of any portion of the Loan or Commitment or any accrued and unpaid interest thereon to Conversion Shares and the issuance of Conversion Shares to the Lender (or its designee).

8.8          Allocation of Shares.  The Borrower will at all times allocate and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued Shares or its authorized and issued Shares held in its treasury, for the purpose of enabling it to satisfy any obligation to issue Shares to the Lender as described in the Agreement, including upon the conversion of any portion of the Loan or Commitment or accrued and unpaid interest thereon at any time, the maximum number of Shares which may be deliverable by the Borrower pursuant to the Agreement.

8.9          Adjustment of Conversion Price and Number of Shares Issuable.  The applicable Conversion Price and the number of Conversion Shares issuable on conversion of the Conversion Right are subject to adjustment from time to time in accordance with Section 2.6 of the Agreement.

ARTICLE 9

EVENTS OF DEFAULT

9.1          Event of Default.  Each of the following events shall be an “Event of Default” hereunder:

(a)           Nonpayment.  The Borrower shall fail to repay the Loan as and when due hereunder (whether at stated maturity, by prepayment, on demand or otherwise), or shall fail to pay interest hereunder when due (whether on a payment date, by prepayment, on demand or otherwise), or shall fail to pay any other amount due hereunder when due (whether on the date when due, by prepayment, on demand or otherwise).

(b)           Defaults.  The Borrower shall fail to observe or perform any of its covenants contained in this Agreement or any other Loan Document.

(c)           Representation or Warranty.  Any representations or warranty made by the Borrower under or in connection with this Agreement, or the other Loan Documents shall prove to have been incorrect, incomplete or misleading in any material respect when made.

(d)           Cross-Default.  A default (howsoever characterized) shall occur under (i) any Loan Document, or (ii) any agreement or instrument pertaining to Indebtedness permitted by Section 7.1 in excess of One Hundred Thousand Dollars (A$100,000); or the Borrower shall fail to pay any Indebtedness in excess of One Hundred Thousand Dollars (A$100,000) (or equivalent in other currencies) in principal amount (but excluding Indebtedness included in the Obligations), or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such default or failure to pay is not being contested by the Borrower in good faith; or, any other default under any agreement or instrument relating to any such Indebtedness or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness, unless such default or event shall be waived by the holders or trustees of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof.

(e)           Bankruptcy; Insolvency.  (i) The Borrower shall initiate or commence any case, proceeding or other action (A) under any existing or future Bankruptcy Law, or otherwise seeking to have it judged bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, receiver and manager, trustee, custodian, administrator, conservator, liquidator, controller or other similar official for it or for all or any substantial part of its assets, or the Borrower shall make a general assignment for the benefit of its creditors; or (ii) a receiver, receiver and manager, trustee, custodian, administrator, conservator, liquidator, controller or other similar official is appointed for the Borrower or for all or any substantial part of its assets or any steps are taken with respect to such appointment; or (iii) there shall be commenced against the Borrower any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (iv) there shall be commenced against the Borrower any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of their assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or (v) the Borrower shall take any action in furtherance of, or indicating its consent to, approval of, authorization of, or acquiescence in, any of the acts set forth in clause (i), (ii), (iii), or (iv) above; or (vi) the Borrower generally shall not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due.

(f)            Judgments.  Final judgment or order for the payment of money in excess of One Hundred Thousand Dollars (A$100,000) shall be rendered against the Borrower and either; (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order; or (ii) a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect for any period of twenty (20) consecutive days.

(g)           Security Interest.  The Specific Security Deed after delivery thereof shall for any reason, except to the extent permitted by the terms thereof or the terms hereof, cease to create a valid and perfected Lien with respect to the collateral purported to be covered thereby, or the Borrower shall so state or claim in writing.

(h)           Expropriation/Condemnation.  An Expropriation Event shall have occurred.

(i)            Cessation of Project Operations.  Any material project of the Borrower, or any material portion thereof, shall be abandoned or terminated, or development or operation of any material project shall be terminated or reduced materially from the level of exploration, development, operation and use contemplated by the Budget.

(j)            Material Adverse Change.  A change in the business, financial condition or prospects of the Borrower occurs, which has had, or could be reasonably expected to have, a Material Adverse Effect.

(k)           Change of Control.  A Change of Control shall have occurred.

9.2          Remedies Upon Event of Default.

(a)           Termination of Obligations.  Upon the occurrence of an Event of Default specified in Section 9.1(e) or (k) of this Agreement, all obligations of the Lender hereunder shall terminate, but such termination shall not limit any rights or remedies of the Lender hereunder.  In the case of any Event of Default specified in Section 9.1 (other than Section 9.1(e) or (k)), upon notice by the Lender to the Borrower of the Lender’s election to declare the Borrower in default, then the obligations of the Lender hereunder shall terminate, but such termination shall not limit any rights or remedies of the Lender hereunder.  The date on which such notice is sent or, in the case of an Event of Default specified in Section 9.1(e) or (k) of this Agreement, the date of such Event of Default, shall be the “Date of Default.”

(b)           Acceleration upon Notice.  Subject to Section 9.3, four (4) months after the Date of Default and upon notice from the Lender of an Event of Default specified in Section 9.1 (other than Section 9.1(e) or (k)), the Loan, together with all interest thereon and all other amounts owed by the Borrower hereunder to the Lender, shall be accelerated and become immediately due and payable in full.

(c)           Acceleration without Notice.  Immediately and automatically upon the occurrence of an Event of Default specified in Section 9.1(e) or (k), without delivery of any notice by the Lender, the Loan and all amounts owed by the Borrower hereunder shall be automatically accelerated and immediately due and payable on the Date of Default.

(d)           Availability of Rights and Remedies.  Upon the occurrence of an Event of Default, all of the rights and remedies provided to the Lender in this Agreement, the Specific Security Deed, and each other Loan Document shall immediately become available to the Lender, and the Lender shall have all other rights and remedies available at law or in equity.

(e)           Cumulative Rights and Remedies.  All rights and remedies of the Lender set out in this Agreement, the Specific Security Deed, the other Loan Documents and otherwise available at law or in equity are cumulative, and no right or remedy contained herein or therein is intended to be exclusive; each such right or remedy is in addition to every other right and remedy contained in this Agreement, the Specific Security Deed and the other Loan Documents, or in any existing or future agreement, or now or in the future existing at law, in equity, by statute or otherwise.

(f)            Waiver of Presentment.  Except as expressly provided above in this Section 9.2, presentment, demand, protest and all other notices of any kind are hereby expressly waived.  From and after the Date of Default, interest on the Loan shall accrue at the Default Rate and shall be payable on demand.

(g)           Specific Performance; Special Remedies.  The Borrower acknowledges and agrees that any failure of the Borrower to comply with this Agreement will cause irreparable harm and injury and that the remedy at law for any breach or threatened breach of any such provision will be inadequate and, accordingly, the Lender shall, in addition to all other rights and remedies that the Lender may have, be entitled, with or without notice to the Borrower to the fullest extent permitted by applicable law, to seek an injunction or temporary restraining order to prevent such breach or threatened breach and to enforce specifically the terms and provisions of this Agreement.  Injunctive relief, temporary restraining orders and specific performance may be imposed and enforced judicially or by arbitrators.  Such remedies are cumulative and not exclusive and are in addition to all other remedies available to the Lender under this Agreement, the other Loan Documents or otherwise.

9.3          Cure period.  If, following a notice from the Borrower to the Lender pursuant to Section 6.5 (other than in respect of an Event of Default under Section 9.1(e) or (k)), the relevant Event of Default is capable of remedy within 30 days of the occurrence of the Event of Default, and the Lender is satisfied that the Event of Default is in fact remedied within such period, the relevant Event of Default will be deemed to be remedied.

ARTICLE 10

MISCELLANEOUS

10.1        Amendments, Etc.  Except as otherwise expressly provided in this Agreement, no amendment or waiver of any provision of this Agreement, nor consent to any departure by the Borrower or the Lender therefrom, shall in any event be effective unless the same shall be in writing and signed by the other party, and, in the case of any amendment, by the Borrower and the Lender and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

10.2        Notices; Etc.  All notices, requests, demands and other communications provided for hereunder shall be in writing (including facsimile communication) and transmitted to the following address or facsimile:

if to the Borrower:

Anatolia Energy Limited

Ground Floor, 10 Outram Street

West Perth, Western Australia 6005

Commonwealth of Australia

Attention:        Scott Mison, Company Secretary

Facsimile:        +61 8 9321 5036

E-Mail:            admin@anatoliaenergy.com.au

and if to the Lender:

Uranium Resources, Inc.

6950 S. Potomac Street, Suite 300

Centennial, Colorado  80112

Attention:        Jeffrey L. Vigil

Facsimile:        (303) 531-0519

E-Mail:            jvigil@uraniumresources.com

or at such other address or number as shall be designated by such party in a written notice to the other.  All notices, requests, demands or other communications to or upon the respective parties hereto shall be in writing (including by facsimile or e-mail), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made: (a) when delivered by hand, upon receipt; (b) when transmitted via telecopy (or other facsimile device) to the number set out herein, upon transmission; (c) the Business Day immediately following the day on which the same has been delivered prepaid (or pursuant to an invoice arrangement) to a reputable national overnight air courier service; (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid; or (e) when delivered by e-mail, upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment), provided that if such notice, request, demand or communication transmitted by e-mail is not sent during the normal business hours of the recipient, such notice, request or demand shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.  Notices delivered to the Lender pursuant to Articles 2 or 3 hereof shall not be effective until actually received by the Lender.

10.3        No Waiver; Remedies.  No failure on the part of the Lender to exercise, and no delay in exercising, any right hereunder, or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder, or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

10.4        Costs, Expenses and Taxes.  The Borrower and the Lender each agree to pay their own respective costs and expenses in connection with the negotiation, preparation, execution, registration and delivery of this Agreement, the other Loan Documents and the other documents to be delivered hereunder, including, without limitation the reasonable fees and expenses of all legal counsel and independent consultants.  After the Closing Date, the Borrower agrees to pay on demand all actual, out of pocket reasonable costs and expenses of the Lender in connection with the administration of this Agreement and the other Loan Documents,  including the reasonable costs and expenses incurred by the Lender in connection with any amendments, waivers or consents and the protection of the Lender’s rights with respect to and the enforcement of this Agreement, the other Loan Documents and the other documents to be delivered hereunder (whether incurred before, during or after commencement of any bankruptcy, reorganization or insolvency actions pertaining to the Borrower).  All such expenses will be itemized in reasonable detail.  In addition, the Borrower agrees to pay any and all stamp, mortgage recording and other Taxes, filing fees, duties or charges payable or determined to be payable in connection with the execution and delivery of this Agreement, the other Loan Documents and the other documents to be delivered hereunder, and the Borrower agrees to indemnify and save the Lender harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such Taxes, filing fees or charges.

10.5        Indemnification.  The Borrower agrees to indemnify the Lender and its respective directors, partners, managers, members, owners, principals, shareholders, officers, employees, agents, consultants and representatives (each, an “Indemnified Party” and collectively, the “Indemnified Parties”), from and against, and to defend and hold each of the Indemnified Parties harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, fines, suits, costs, assessments, charges, claims, Taxes and Other Taxes (other than Excluded Taxes), expenses, payments or disbursements of any kind whatsoever, including reasonable attorneys’ fees and expenses of one outside counsel and, if reasonably necessary, one local counsel per necessary jurisdiction (collectively “Losses”) which may at any time (including, without limitation, at any time following the payment of the Obligations) be imposed on, incurred or suffered by or asserted against any Indemnified Party in any way relating to or arising out of (a) this Agreement or any other Loan Document, the transactions contemplated hereby, or the use of the Loan, or (b) a breach or default (whether or not constituting a Default or Event of Default) by the Borrower, except, in each case, with respect to Losses arising entirely out of the gross negligence or willful misconduct of the Lender or such Indemnified Party.  This Section 10.5 shall survive the repayment of the Obligations and the termination of this Agreement.

10.6        Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lender and their respective permitted successors and assigns.  A party shall not have the right to assign any of its rights or obligations hereunder or any interest herein or in any other Loan Document without the prior written consent of the other party.

10.7        Governing Law.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF COLORADO, NOT INCLUDING THE CONFLICTS OF LAW AND CHOICE OF LAW PROVISIONS THEREOF.

10.8        Dispute Resolution; Arbitration.  Each Party hereby waives the right to trial by jury with respect to any Dispute between or among the Parties or their Subsidiaries with respect to this Agreement, the other Loan Documents or the transactions contemplated hereby or thereby, and each Party agrees to pursue and resolve any such Dispute in accordance with the terms and provisions set forth in Schedule 10.8, including resolution by binding arbitration as described in Schedule 10.8.  Interim, provisional and other judicial measures and remedies shall be available to the Parties as described in Schedule 10.8.

10.9        Execution in Counterparts; Facsimile Signatures.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  This Agreement may be validly executed and delivered by facsimile, portable document format (.pdf) or other electronic transmission, and a signature by facsimile, portable document format (.pdf) or other electronic transmission shall be as effective and binding as delivery of a manually executed original signature.

10.10      Inconsistent Provisions.  In the event of any conflict between this Agreement and any of the other Loan Documents, the provisions of this Agreement shall govern and be controlling.

10.11      Severability.  If any provision hereof is determined to be ineffective or unenforceable for any reason, the remaining provisions hereof shall remain in effect, binding on the parties and enforceable at the election of the Lender in its sole discretion.

10.12      Survival of Representations and Warranties.  All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of any Loan.

10.13      Entire Agreement.  This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof, superseding all prior statements, representations, discussions, agreements and understandings, oral or written, relating to such subject matter, including all term sheets and commitment letters.

10.14      Code of Banking Practice(a)             . Each party agrees that the Code of Banking Practice 2003 (Cth) of Australia does not apply to the Credit Documents, or to any transaction or service provided under them.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

BORROWER:

Executed by ANATOLIA ENERGY LIMITED in accordance with Section 127 of the Corporations Act 2001

/s/ P.D. Cronin	/s/ Patrick Burke
Signature of director	Signature of director/company secretary
(Please delete as applicable)

P.D. Cronin	Patrick Burke
Name of director (print)	Name of director/company secretary (print)

LENDER:

URANIUM RESOURCES, INC.

	By:	/s/ Jeffrey L. Vigil
	Name:	Jeffrey L. Vigil
	Title:	Vice President — Finance and CFO

Signature Page to Loan Agreement

Schedule 10.8

Dispute Resolution; Arbitration

Dispute. For purposes of this Schedule and the Loan Agreement, the term “Dispute” shall mean any controversy, claim, dispute or disagreement between or among two or more parties to the Agreement arising out of, relating to, or otherwise in connection with the Agreement, any other Loan Document or any other ancillary agreement related thereto, whether in tort, contract or otherwise, including any claim, dispute, disagreement or controversy relating to the meaning, interpretation, breach, default, termination, or invalidity of any provision hereof that is not otherwise settled by agreement between the parties.

Notification. A party that desires to submit a Dispute for resolution shall commence the dispute resolution process by providing written notice of the Dispute (“Notice of Dispute”) to the other parties to the Dispute. The Notice of Dispute shall identify the parties to the Dispute, contain a brief statement of the nature of the Dispute and the relief requested, and shall request negotiations among Senior Executives of each party to the Dispute.  The submission of a Notice of Dispute shall toll any applicable statute of limitation related to the Dispute, pending the conclusion or abandonment of the dispute resolution process under this provision. Each Notice of Dispute and any other notice pertaining to a Dispute shall be delivered in accordance with Section 10.2 of the Loan Agreement.

Senior Executive Negotiations. The parties to the Dispute shall first seek to resolve any Dispute by negotiation between Senior Executives. A “Senior Executive” means any individual who is an officer of a party and has authority to negotiate a full and final settlement of the Dispute for a party. Within twenty (20) days after the date of the receipt by each party to the Dispute of the Notice of Dispute, the Senior Executives representing the parties to the Dispute shall meet at a mutually acceptable time and place to exchange and discuss relevant information in an attempt to resolve the Dispute. If a Senior Executive intends to be accompanied at the meeting by an attorney, each other party’s Senior Executive shall be given written notice of such intention at least five (5) Business Days in advance and may also be accompanied by an attorney. The Senior Executives shall have a maximum of ten (10) days from the date of the initial meeting to discuss and resolve the Dispute, unless the parties all agree in writing to extend such period of time. Unless the period for Senior Executive negotiations is extended by agreement of all of the parties thereto, any party may initiate arbitration proceedings concerning such Dispute at any time following the passage of thirty (30) days after receipt of the Notice of Dispute.

Arbitration. Any Dispute not finally resolved by Senior Executive negotiations shall be exclusively and definitively resolved through final and binding arbitration, it being the intention of the parties that this is a broad arbitration agreement designed to encompass all possible disputes. Each party waives the right to trial by jury with respect to any Dispute and agrees to submit such Dispute to binding arbitration in accordance with this Schedule 10.8.

Rules. The arbitration shall be conducted in accordance with the International Dispute Resolution Procedures (as then in effect) of the International Centre for Dispute Resolution (the

“Rules”), except to the extent the Rules conflict with the provisions of this Schedule 10.8, in which event the provisions of this Schedule 10.8 will control.

Number of Arbitrators. If the amount in Dispute is not subject to quantification or is equal to or in excess of One Million Australian Dollars (A$1,000,000), the arbitration shall be conducted by three (3) arbitrators, unless all parties to the Dispute agree in writing to a sole arbitrator within thirty (30) days after the filing of the arbitration with the International Centre for Dispute Resolution. If the amount in Dispute is less than One Million Australian Dollars (A$1,000,000), the arbitration shall be conducted by one arbitrator.

Method of Appointment of the Arbitrators. All arbitrators appointed pursuant to the dispute resolution procedure described in this Schedule 10.8 shall have at least the following qualifications: (1) a lawyer who has practiced in the area of commercial law for at least ten (10) years or a retired judge of the courts of the United States; (ii) a person with at least ten (10) years experience in complex commercial transactions; or (iii) a person with at least ten (10) years experience in the mining industry. If the arbitration is to be conducted by a sole arbitrator, then the arbitrator will be jointly selected by the parties to the Dispute. If the parties to the Dispute fail to agree on the arbitrator within thirty (30) days after the filing of the arbitration, then the International Centre for Dispute Resolution shall appoint the arbitrator. If the arbitration is to be conducted by three (3) arbitrators and there are only two (2) parties to the Dispute, then each party to the Dispute shall appoint one (1) arbitrator within thirty (30) days of the filing of the arbitration, and the two (2) arbitrators so appointed shall select the presiding arbitrator within thirty (30) days after the latter of the two arbitrators has been appointed by the parties to the Dispute. If a party to the Dispute fails to appoint its party-appointed arbitrator or if the two (2) party-appointed arbitrators cannot reach agreement on the presiding arbitrator within the applicable time period, then the International Centre for Dispute Resolution shall appoint the remainder of the three (3) arbitrators not yet appointed. If the arbitration is to be conducted by three (3) arbitrators and there are more than two (2) parties to the Dispute, then within thirty (30) days of the filing of the arbitration, all claimants shall jointly appoint one (1) arbitrator and all respondents shall jointly appoint one (1) arbitrator, and the two (2) arbitrators so appointed shall select the presiding arbitrator within thirty (30) days after the latter of the two (2) arbitrators has been appointed by the parties to the Dispute. If either all claimants or all respondents fail to make a joint appointment of an arbitrator or if the party-appointed arbitrators cannot reach an agreement on the presiding arbitrator within the applicable time period, then the International Centre for Dispute Resolution shall appoint all three (3) arbitrators.

Place of Arbitration. Unless otherwise agreed by all parties to the Dispute in writing, the place of arbitration shall be in the city of Denver, Colorado. Each party irrevocably and unconditionally waives any objection that it may now or hereafter have to arbitration in the city of Denver, Colorado and any defense of an inconvenient forum to the maintenance of arbitration in such jurisdiction.

Language of Arbitration. The arbitration proceedings shall be conducted in the English language and the arbitrators shall be fluent in the English language.

Signature Page to Loan Agreement

Taking of Evidence. The taking of evidence with respect to the arbitration shall be governed by the International Bar Association Rules on the Taking of Evidence in International Commercial Arbitration, as adopted on June 1, 1999.

Impartiality. All arbitrators shall be and remain at all times wholly impartial, and, once appointed, no arbitrator shall have any ex parte communications with any of the parties to the Dispute concerning the arbitration or the underlying Dispute.

Interim Measures. Any party to a Dispute, at any time and from time to time, may apply to any court of competent jurisdiction for interim measures and interim relief: (i) upon the occurrence of an Event of Default; (ii) prior to or concurrently with the delivery of a Notice of Dispute, or at any time thereafter; (iii) prior to or concurrently with the constitution of the arbitral tribunal, or at any time thereafter, including as necessary to enforce the arbitral tribunal’s rulings; or (iv) in the absence of the jurisdiction of the arbitral tribunal to rule on interim measures or interim relief in a given jurisdiction. The parties agree that seeking and obtaining interim measures and interim relief shall not waive the right to arbitration, and the right to arbitration shall not waive or limit such interim measures and interim relief. The arbitrators (or in an emergency the presiding arbitrator acting alone in the event one (1) or more of the other arbitrators is unable to be involved in a timely fashion) may grant interim measures and interim relief, including injunctions, attachments, protective orders, restraining orders, temporary restraining orders and conservation orders in appropriate circumstances, which measures may be immediately enforced by court order by a court of competent jurisdiction. Hearings on requests for interim measures and interim relief may be held in person, by telephone, by video conference or by other means that permit the parties to a Dispute to present evidence and arguments.

Judicial, Non-Judicial and Other Remedies. Notwithstanding any other provision of the Agreement or any other Loan Document, nothing in the Agreement or in this Schedule 10.8 or in any other Loan Document, nor the exercise of any right to arbitrate hereunder, shall waive, preclude, limit or prejudice the right of any party hereto, whether judicially, non-judicially or otherwise, at any time and from time to time: (i) to foreclose against any real or personal property collateral, or any portion thereof, by the exercise of the power of sale under a deed of trust, mortgage, security agreement or other document, agreement or instrument or applicable law or the exercise of other foreclosure remedies, whether at law, in equity or otherwise, and to pursue and take all other actions related or ancillary to such foreclosure and sale; (ii) to exercise any and all self-help remedies, including setoff or repossession; (iii) to obtain any and all provisional or ancillary remedies, including replevin, injunctive relief, attachment, protective orders, restraining orders, temporary restraining orders, specific performance or appointment of a receiver, receiver and manager, administrator, trustee, controller, liquidator or other similar person, from a court having jurisdiction; (iv) to take, pursue, exercise or enforce any other right or remedy provided in any Loan Document, whether in and before an appropriate court as required by applicable Governmental Requirements, through self-help, non-judicially or otherwise, whether before, during or after the pendency of any arbitration proceeding; or (v) to enforce any judgment or award made by the arbitrators. The institution and maintenance of any action for such judicial relief, or pursuit of provisional or ancillary remedies, or exercise of non-judicial and self-help remedies are available to the parties without limitation and shall not constitute a waiver of the right or obligation of any party to submit any Dispute to arbitration,

Signature Page to Loan Agreement

including those Disputes arising from exercise of any judicial relief, or pursuit of provisional or ancillary remedies or exercise of non-judicial or self-help remedies. All rights and remedies enumerated herein are cumulative, and no right or remedy contained herein is intended to be exclusive. The enumeration of certain rights and remedies herein is not intended to, and shall not be deemed to, limit, restrict, waive or prejudice any right or remedy set forth in any other Loan Document.

Consolidation. If the parties initiate multiple arbitration proceedings, the subject matters of which are related by common questions of law or fact and which could result in conflicting awards or obligations, then all such proceedings may be consolidated into a single arbitral proceeding.

Costs and Attorneys’ Fees. The arbitral tribunal is authorized to award costs and attorneys’ fees and to allocate them between the parties to the Dispute. The costs of the arbitration proceedings, including attorneys’ fees, shall be borne in the manner determined by the arbitral tribunal.

Interest. The award shall include interest, as determined by the arbitral tribunal, from the date of any Default, Event of Default or other breach of the Agreement until the arbitral award is paid in full. Interest shall be awarded at the Applicable Interest Rate.

Currency of the Award. The arbitral award shall be made and payable in Australian Dollars, free of any Tax or other deduction.

Following the Law and Agreement. The arbitrators have no authority to make any ruling, finding, or award (i) that does not conform to the terms and conditions of any agreement that is the subject of a Dispute hereunder, or (ii) that would result in the application of any law other than the laws of the State of Colorado (or such other governing law expressly provided in any Loan Document), without regard to any choice or conflicts of law provisions or rule that would cause the application of the law of any jurisdiction other than the foregoing.

Entry of Judgment. The award of the arbitral tribunal shall be a reasoned written decision and shall be final and binding. Judgment on the award of the arbitration tribunal may be entered and enforced by any court of competent jurisdiction.

Waiver of Challenge to Decision or Award. To the extent permitted by law, any right to appeal or challenge any arbitral decision or award, or to oppose enforcement of any such decision or award before a court or any governmental authority, is hereby waived by the parties.

Confidentiality. All negotiations, mediation, arbitration, and expert determinations relating to a Dispute (including a settlement resulting from a negotiation, an arbitral award, documents exchanged or produced, and memorials, briefs or other documents prepared for the arbitration) are confidential and may not be disclosed by the parties, their employees, officers, directors, counsel, consultants and expert witnesses, except to the extent necessary to enforce any arbitration award, to enforce other rights of a party, or as required by any Governmental Requirement; provided, however, that breach of this confidentiality provision shall not void any settlement, expert determination or award.

Signature Page to Loan Agreement